Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
NEW MOUNTAIN FINANCE CORPORATION

New Mountain Finance Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

FIRST: The Corporation’s Amended and Restated Certificate of Incorporation is hereby amended by deleting Section 4.1 thereof in its entirety and replacing the following in lieu thereof:

AUTHORIZED SHARES.  The total number of shares of all classes of capital stock which the Company shall have authority to issue is 202,000,000 shares, of which:

(a)                 200,000,000 shares, par value $0.01 per share, shall be shares of common stock (the “Common Stock”); and

(b)                 2,000,000 shares, par value $0.01 per share, shall be shares of preferred stock (the “Preferred Stock”).

The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Company entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Common Stock or the Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holders as a class or series is required pursuant to the terms of any series of Preferred Stock.

SECOND: The Corporation’s Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 19, 2011.

THIRD: The foregoing amendment has been duly adopted by the Board of Directors and stockholders in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, New Mountain Finance Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be signed this 1st day of April, 2019.

/s/ Robert A. Hamwee
Robert A. Hamwee Chief Executive Officer